Exhibit 3.1

Certificate of Change Pursuant to NRS 78.209	Document Number 20120575940-15 Filing Date 08/21/2012 3:15 PM Entity Number C33264-2000

Certificate of Change Pursuant filed Pursuant to NRS 78.209
For Nevada Profit Corporations

1.           Name of corporation:

Digital Ally, Inc.

2.           The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3.           The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

75,000,000 Common Shares, par value $0.001 per share

4.           The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

9,375,000 Common Shares, par value $0.001 per share

5.           The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

One (1) for eight (8) reverse split

6.           The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

Round up to next whole share

7.           Effective date and time of filing: (optional)                                       Date:           08/24/2012    Time:   12:01 a.m. PDT

8.           Signature: (required)

/s/ Stanton E. Ross 8-20-12	President and Chief Executive Office
Signature of Officer: Stanton E. Ross	Title

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.